Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock

Baton Rouge, LA – December 9, 2015 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $0.69 per share payable on December 30, 2015 to stockholders of record of Lamar’s Class A common stock and Class B common stock on December 21, 2015. Lamar expects to make regular quarterly distributions to stockholders in 2016 in an aggregate annual amount of $3.02 per share, a 10% increase over the aggregate distributions paid or to be paid in 2015 of $2.75.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. These statements relate to anticipated 2016 distributions. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with more than 318,000 displays across the United States, Canada and Puerto Rico. Lamar offers advertisers a variety of billboard, interstate logo and transit advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 2,200 displays.

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000
bkantrow@lamar.com